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Michael Hara                                                                                                                                                 Calisa Cole
Investor Relations                                                                                                                                                 Corporate Communications
NVIDIA Corporation                                                                                                                                                  NVIDIA Corporation
(408) 486-2511                                                                                                                                                     (408) 486-6263
mhara@nvidia.com                                                                                                                                                     ccole@nvidia.com

FOR IMMEDIATE RELEASE

NVIDIA REPORTS RECORD RESULTS FOR THIRD QUARTER OF FISCAL 2008
Company Sets New Quarterly Revenue Record, Surpassing $1 Billion; Net Income and Gross Margin Also Reach Record Highs

SANTA CLARA, CA—NOVEMBER  8, 2007—NVIDIA Corporation (Nasdaq: NVDA) today reported financial results for the third quarter of fiscal 2008 ended October 28, 2007.

For the third quarter of fiscal 2008, revenue increased to a record $1.12 billion compared to $820.6 million for the third quarter of fiscal 2007, an increase of 36 percent. Net income computed in accordance with U.S. generally accepted accounting principles (GAAP) for the third quarter of fiscal 2008 was a record $235.7 million, or $0.38 per diluted share, an increase of 121 percent compared to the third quarter of fiscal 2007. GAAP gross margin improved by 550 basis points from a year ago to a record 46.2 percent.

Non-GAAP net income for the third quarter of fiscal 2008, which excludes stock-based compensation charges and the associated tax impact, was $264.2 million, or $0.44 per diluted share, an increase of 77 percent compared to the third quarter of fiscal 2007. Non-GAAP gross margin improved to a record 46.4 percent, an increase of 350 basis points from a year ago.

For the nine months ended October 28, 2007, revenue increased to a record $2.90 billion compared to $2.19 billion for the nine months ended October 29, 2006, an increase of 32 percent. GAAP net income for the nine months ended October 28, 2007 was $540.7 million, or $0.89 per diluted share, compared to $285.3 million, or $0.50 per diluted share, for the nine months ended October 29, 2006.

Non-GAAP net income for the nine months ended October 28, 2007, which excludes stock-based compensation charges and the associated tax impact was $626.7 million, or $1.06 per diluted share, compared to $372.3 million, or $0.66 per diluted share, for the nine months ended October 29, 2006.

“We are very proud to have achieved our first billion dollar quarter. And, while it is a wonderful milestone to reach, we believe this is just the beginning,” said Jen-Hsun Huang, president and CEO of NVIDIA. “Our core businesses are continuing to grow as the GPU becomes increasingly central to today's computing experience in both the consumer and professional market segments.”

Mr. Huang added: “This is the era of visual computing and NVIDIA is at the forefront. People want a delightful, compelling experience when they interact with their computing devices, whether it’s on a phone, notebook, game console, or workstation. NVIDIA is leading the way in making this experience more intuitive and rewarding through our relentless pace of innovation and focus on execution.”

Third Quarter Fiscal 2008 and Recent Highlights:

•	As the first GPU company to reach the $1 billion quarter level, NVIDIA continues to be one of the fastest growing semiconductor technology companies in the world.

•
The GeForce® desktop and notebook GPU product lines each achieved record revenue.  The desktop GPU product line grew 33 percent year-over-year and the notebook GPU product line grew 120 percent year-over-year.

•
NVIDIA shipped its first-ever single-chip motherboard GPUs (mGPUs) for Intel-processor-based desktop PCs – the NVIDIA GeForce 7000 mGPU family.  The GeForce 7000 mGPU family delivers the performance of an entry-level discrete GPU when compared against traditional integrated graphics solutions.

•	NVIDIA launched the new GeForce 8800 GT GPU, which combines best-of-class gaming performance and HD playback at the $199 price point.

•
The Quadro® Professional Solutions Business achieved record revenue, growing 37 percent year-over-year.  NVIDIA launched seven new Quadro solutions during the third quarter of fiscal 2008, most notably the Quadro FX 370 and 570, which deliver ISV-certified hardware at the sub-$200 price point.

•
NVIDIA began shipments of the Tesla™ C870 GPU computing processor and D870 desk-side supercomputer products during the third quarter of fiscal 2008. The adoption of Tesla and the CUDA C-language programming environment and tool suite continues to accelerate.

Conference Call and Web Cast Information
NVIDIA will conduct a conference call with analysts and investors to discuss its third quarter fiscal 2008 financial results and current financial prospects today at 2:00 P.M. Pacific Time (5:00 P.M. Eastern Time). To listen to the call, please dial (212) 231-2901. A live Web cast (listen-only mode) of the conference call will be held at the NVIDIA investor relations Web site www.nvidia.com/ir and at www.streetevents.com. The Web cast will be recorded and available for replay until the Company’s conference call to discuss its financial results for its fourth quarter fiscal 2008.

Non-GAAP Measures
To supplement the Company’s Condensed Consolidated Statements of Income presented in accordance with GAAP, we use non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP gross profit, non-GAAP net income, and non-GAAP diluted net income per share. In order for our investors to be better able to compare our current results with those of previous periods, we have shown a reconciliation of GAAP to non-GAAP financial measures. These reconciliations adjust the related GAAP financial measures to exclude stock-based compensation, patent license fees for past usage, a non-recurring credit associated with the net cumulative impact of estimating forfeitures as a result of the adoption of SFAS 123R, and the associated tax impact, where applicable. We believe the presentation of our non-GAAP financial measures enhances the user's overall understanding of our historical financial performance. The presentation of our non-GAAP financial measures is not meant to be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies.

About NVIDIA
NVIDIA Corporation is the worldwide leader in programmable graphics processor technologies. The Company creates innovative, industry-changing products for computing, consumer electronics, and mobile devices. NVIDIA is headquartered in Santa Clara, CA and has offices throughout Asia, Europe, and the Americas. For more information, visit www.nvidia.com.

Certain statements in this press release including, but not limited to, statements as to: role of the GPU in computing; our revenue; our growth and growth of core businesses; the era of visual computing; NVIDIA’s leadership, innovation and focus on execution; adoption of Tesla and the CUDA C language programming environment and tool suite; and the use of non-GAAP financial measures are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: slower than expected growth of a market or adoption of a product or technology; the impact of technological development and competition; the impact of competitive products and technologies; our reliance on third-parties to manufacture, assemble, package and test our products; whether customers continue to adopt our technologies and products; changes in consumer preferences; general industry trends; changes in industry standards and interfaces as well as other factors detailed from time to time in the reports NVIDIA files with the Securities and Exchange Commission including its Form 10-Q for the period ended July 29, 2007. Copies of reports filed with the SEC are posted on our Web site and are available from NVIDIA without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, NVIDIA disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.
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Copyright © 2007 NVIDIA Corporation. All rights reserved. NVIDIA, GeForce, Quadro, and Tesla are registered trademarks and/or trademarks of NVIDIA Corporation in the United States and other countries. All other company and/or product names may be trade names, trademarks, and/or registered trademarks of the respective owners with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.

NVIDIA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	October 28,	October 29,	October 28,	October 29,
	2007	2006	2007	2006

Revenue	$1,115,597	$820,572	$2,895,130	$2,189,898
Cost of revenue	600,044	486,630	1,575,447	1,275,155
Gross profit	515,553	333,942	1,319,683	914,743
Operating expenses:
Research and development	179,529	140,732	495,802	391,191
Sales, general and administrative	88,183	75,597	250,034	208,614
Total operating expenses	267,712	216,329	745,836	599,805
Operating income	247,841	117,613	573,847	314,938
Interest and other income, net	18,958	10,714	47,592	27,983
Income before income tax expense	266,799	128,327	621,439	342,921
Income tax expense (A)	31,138	21,816	80,787	58,297
Income before change in accounting principle	235,661	106,511	540,652	284,624
Cumulative effect of change in accounting principle, net of income tax (B)	-	-	-	704
Net income	$235,661	$106,511	$540,652	$285,328

Basic net income per share	$0.42	$0.20	$0.99	$0.55
Diluted net income per share	$0.38	$0.18	$0.89	$0.50

Shares used in basic per share computation (C)	554,966	528,986	547,796	514,112
Shares used in diluted per share computation (C)	612,985	586,733	605,733	570,422

(A) The effective income tax rate for the three and nine months ended October 28, 2007 was 11.7% and 13%, respectively. The effective income tax rate for the three and nine months ended October 29, 2006 was 17%.

(B) Reflects the net cumulative impact of estimating forfeitures as a result of adoption of SFAS 123R.
(C) Reflects a three-for-two stock split on September 10, 2007.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	October 28,	October 29,	October 28,	October 29,
	2007	2006	2007	2006

GAAP gross profit	$515,553	$333,942	$1,319,683	$914,743
Stock-based compensation expense included in cost of revenue	2,566	2,305	8,077	5,278
Patent license fee for past usage included in cost of revenue	-	16,000	-	16,000
Non-GAAP gross profit	$518,119	$352,247	$1,327,760	$936,021

GAAP net income	$235,661	$106,511	$540,652	$285,328
Stock-based compensation expense (A)	32,003	31,735	98,868	82,826
Income tax impact of non-GAAP adjustments	(3,491)	(6,594)	(12,853)	(12,623)
Patent license fees for past usage	-	17,500	-	17,500
Cumulative effect of change in accounting principle, net (B)	-	-	-	(704)
Non-GAAP net income	$264,173	$149,152	$626,667	$372,327

Diluted net income per share
GAAP	$0.38	$0.18	$0.89	$0.50
Non-GAAP	$0.44	$0.26	$1.06	$0.66

Shares used in GAAP diluted net income per share computation (C)	612,985	586,733	605,733	570,422
Cumulative impact of non-GAAP adjustments (D)	(17,927)	(9,494)	(16,716)	(8,337)
Shares used in non-GAAP diluted net income per share computation (C)	595,058	577,239	589,017	562,085

(A) Results include stock-based compensation expense as follows (in thousands):
	Three Months Ended		Nine Months Ended
	October 28,	October 29,	October 28,	October 29,
	2007	2006	2007	2006

Cost of revenue	$2,566	$2,305	$8,077	$5,278
Research and development	$18,650	$18,730	$57,471	$49,744
Sales, general and administrative	$10,787	$10,700	$33,320	$27,804

(B) Reflects the net cumulative impact of estimating forfeitures as a result of adoption of SFAS 123R.
(C) Reflects a three-for-two stock split on September 10, 2007.
(D) Reflects an adjustment to the diluted outstanding shares calculated under SFAS 123R to conform to diluted outstanding shares calculated under prior accounting standards (APB 25).

NVIDIA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)
	October 28,	January 28,
ASSETS	2007	2007
Current assets:
Cash, cash equivalents and marketable securities	$1,852,953	$1,117,850
Accounts receivable, net	552,407	518,680
Inventories	306,143	354,680
Prepaid expenses and other current assets	44,551	40,560
Total current assets	2,756,054	2,031,770

Property and equipment, net	322,946	260,828
Deposits and other assets	25,156	35,729
Goodwill	292,934	301,425
Intangible assets, net	78,173	45,511
Total assets	$3,475,263	$2,675,263

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$449,792	$272,075
Accrued liabilities	406,650	366,732
Total current liabilities	856,442	638,807

Other long-term liabilities	140,895	29,537
Stockholders' equity	2,477,926	2,006,919
Total liabilities and stockholders' equity	$3,475,263	$2,675,263